Exhibit 99.1

Tilly’s, Inc. Announces Fourth Quarter and Full Year Fiscal 2015 Results
Introduces First Quarter Fiscal 2016 Outlook
Fourth Quarter Net Sales Increased 4.1% to $159 Million
Fourth Quarter Comp Store Sales Decreased 0.9%
Fourth Quarter EPS of $0.10

Irvine, CA – March 16, 2016 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the fourth quarter (13 weeks) and full year (52 weeks) of fiscal 2015 ended January 30, 2016.

“Our fourth quarter comparable store sales results were slightly better than our outlook and we ended the quarter with clean and current inventories," stated Ed Thomas, President and Chief Executive Officer. "After my first five months back at Tilly's, I am even more excited about the opportunities to improve the business for the long-term and look forward to making progress during fiscal 2016.”

Fiscal 2015 Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2015 versus the fourth quarter of fiscal 2014 ended January 31, 2015:

•	Total net sales increased 4.1% to $159 million from $153 million.

•	Comparable store sales, which include e-commerce sales, decreased 0.9%.

•
Gross profit increased 1.9% to $50.0 million from $49.0 million. Gross margin, or gross profit as a percentage of net sales, decreased to 31.4% from 32.1%. The 70 basis point decrease in gross margin was primarily attributable to lower product margins as a result of increased markdowns.

•
Operating income was $9.5 million, or 6.0% of net sales, compared to $11.2 million, or 7.3% of net sales. The 130 basis point decrease in operating income was primarily attributable to lower product margins as noted above and increased marketing expenses.

•
Income tax expense was $6.6 million, or 69.6% of pre-tax income, compared to $4.1 million, or 36.6% of pre-tax income. This increase in income tax expense on lower pre-tax income was primarily attributable to a $2.6 million tax impact from stock option expirations, which resulted in the write-off of certain previously recognized deferred tax assets.

•
Net income was $2.9 million, or $0.10 per diluted share, compared to $7.1 million, or $0.25 per diluted share. Earnings per diluted share were negatively impacted by $0.11 due to the year over year tax rate difference.

Fiscal 2015 Full Year Results Overview
The following comparisons refer to operating results for the full year of fiscal 2015 versus the full year of fiscal 2014 ended January 31, 2015:

•	Total net sales increased 6.3% to $551 million from $518 million.

•	Comparable store sales, which include e-commerce sales, increased 1.2%.

•
Gross profit increased 7.5% to $167 million from $156 million. Gross margin increased to 30.4% from 30.0%. This 40 basis point increase in gross margin was primarily due to improvement in distribution costs.

•
Operating income was $18.1 million, or 3.3% of net sales, compared to $23.2 million, or 4.5% of net sales. The 120 basis point decrease in operating income was primarily attributable to increases in marketing expenses, employee costs, and non-cash store asset impairments.

•
Income tax expense was $10.6 million, or 58.4% of pre-tax income, compared to $9.1 million, or 39.3% of pre-tax income. This increase in income tax expense on lower pre-tax income was primarily attributable to a $2.6 million tax impact from stock option expirations, which resulted in the write-off of certain previously recognized deferred tax assets.

•
Net income was $7.5 million, or $0.27 per diluted share, compared to $14.1 million, or $0.50 per diluted share. Earnings per share were negatively impacted by $0.12 due to the year over year tax rate difference.

Balance Sheet and Liquidity
As of January 30, 2016, the Company had $101 million of cash and marketable securities and no debt outstanding under its revolving credit facility compared to $85 million and no debt, respectively, as of January 31, 2015.

First Quarter 2016 Outlook
The Company expects first quarter comparable store sales to be in the range of -3% to -6%, operating loss to be in the range of $2 million to $4 million, and net loss per diluted share to be in the range of $0.06 to $0.10. This assumes an anticipated effective tax rate of approximately 40% plus a $0.4 million income tax charge primarily for the impact of restricted stock vesting in addition to the effective rate. The Company anticipates weighted average diluted shares of 28.5 million.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, March 16, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until March 30, 2016, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13630583. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of March 16, 2016, operated 224 stores and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	January 30, 2016	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$51,020	$49,789
Marketable securities	49,932	34,957
Receivables	5,397	4,682
Merchandise inventories	51,357	51,507
Prepaid expenses and other current assets	12,968	12,349
Total current assets	170,674	153,284
Property and equipment, net	99,026	101,335
Other assets	1,051	2,932
Total assets	$270,751	$257,551
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,022	$23,109
Accrued expenses	18,901	12,325
Deferred revenue	8,174	7,075
Accrued compensation and benefits	5,751	5,911
Current portion of deferred rent	6,106	6,070
Current portion of capital lease obligation	858	806
Total current liabilities	55,812	55,296
Long-term portion of deferred rent	40,891	41,875
Long-term portion of capital lease obligation	835	1,694
Total long-term liabilities	41,726	43,569
Total liabilities	97,538	98,865
Stockholders’ equity:
Common stock (Class A), $0.001 par value; January 30, 2016 - 100,000 shares authorized, 12,305 shares issued and outstanding; January 31, 2015 - 100,000 shares authorized, 11,546 shares issued and outstanding	12	11
Common stock (Class B), $0.001 par value; January 30, 2016 - 35,000 shares authorized, 16,169 shares issued and outstanding; January 31, 2015 - 35,000 shares authorized, 16,544 shares issued and outstanding	16	17
Preferred stock, $0.001 par value; January 30, 2016 and January 31, 2015 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	133,550	126,565
Retained earnings	39,613	32,072
Accumulated other comprehensive income	22	21
Total stockholders’ equity	173,213	158,686
Total liabilities and stockholders’ equity	$270,751	$257,551

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Net sales	$159,086	$152,817	$550,991	$518,294
Cost of goods sold (includes buying, distribution, and occupancy costs)	109,129	103,815	383,745	362,762
Gross profit	49,957	49,002	167,246	155,532
Selling, general and administrative expenses	40,481	37,796	149,150	132,343
Operating income	9,476	11,206	18,096	23,189
Other income (expense), net	12	4	52	(14)
Income before income taxes	9,488	11,210	18,148	23,175
Income tax expense	6,604	4,105	10,607	9,100
Net income	$2,884	$7,105	$7,541	$14,075
Basic earnings per share of Class A and Class B common stock	$0.10	$0.25	$0.27	$0.50
Diluted earnings per share of Class A and Class B common stock	$0.10	$0.25	$0.27	$0.50
Weighted average basic shares outstanding	28,415	28,031	28,332	28,013
Weighted average diluted shares outstanding	28,415	28,113	28,402	28,078

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Year Ended
	January 30, 2016	January 31, 2015	February 1, 2014
Cash flows from operating activities
Net income	$7,541	$14,075	$18,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,808	21,237	19,367
Stock-based compensation expense	3,926	3,499	3,106
Impairment of assets	2,593	1,007	1,840
Loss on disposal of assets	304	118	140
Gain on sales and maturities of marketable securities	(100)	(116)	(176)
Deferred income taxes	1,554	1,150	304
Excess tax benefit from stock-based compensation	(95)	(22)	(157)
Changes in operating assets and liabilities:
Receivables	(715)	3,863	(2,611)
Merchandise inventories	150	(5,241)	329
Prepaid expenses and other assets	(293)	(255)	(1,861)
Accounts payable	(6,993)	3,720	1,554
Accrued expenses	6,179	3,662	(1,796)
Accrued compensation and benefits	(160)	936	(1,119)
Deferred rent	(948)	(206)	5,976
Deferred revenue	1,099	861	761
Net cash provided by operating activities	36,850	48,288	43,794
Cash flows from investing activities
Purchase of property and equipment	(23,100)	(23,636)	(42,701)
Proceeds from sale of property and equipment	7	41	79
Purchases of marketable securities	(74,873)	(59,884)	(44,908)
Maturities of marketable securities	60,000	60,000	50,000
Net cash used in investing activities	(37,966)	(23,479)	(37,530)
Cash flows from financing activities
Proceeds from exercise of stock options	3,094	304	2,389
Payment of capital lease obligation	(807)	(758)	(712)
Taxes paid in lieu of shares issued for stock-based compensation	(35)	—	—
Excess tax benefit from stock-based compensation	95	22	157
Net cash provided by (used in) financing activities	2,347	(432)	1,834
Change in cash and cash equivalents	1,231	24,377	8,098
Cash and cash equivalents, beginning of period	49,789	25,412	17,314
Cash and cash equivalents, end of period	$51,020	$49,789	$25,412

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2014 Q1	195	3	—	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589
2014 Q4	207	5	—	212	1,622
2015 Q1	212	2	1	213	1,630
2015 Q2	213	3	—	216	1,655
2015 Q3	216	4	—	220	1,681
2015 Q4	220	6	2	224	1,704

Investor Relations Contact:
Christopher M. Lal, VP General Counsel
(949) 609-5599, ext. 17000
irelations@tillys.com